Exhibit  10.1
AGREEMENT
[Vaststellingsovereenkomst]
THE UNDERSIGNED:
(1)	FORRESTER RESEARCH B.V., (the “Employer”) a private limited company whose registered office and place of business is in Amsterdam, for the purpose of this Agreement lawfully represented by Warren Hadley;
and
(2)	Mr ROBERT WALTER DAVIDSON, (the “Employee”) born on 13 July 1947, residing at Keizersgracht 369 B in Amsterdam;
WHEREAS:
(A)	the Employee entered into the service of (the legal predecessor of) the Employer on 5 June 2001 on the basis of an employment contract for a fixed period of time, his most recent position being managing director;
(B)	the Employee’s annual OTE salary (base and variable) is EUR 253,774 gross, including holiday pay;
(C)	the Employer has informed the Employee that the Employer wishes to terminate the employment contract;
(D)	the Employee has objected to the intended termination of his employment contract;
(E)	the parties have fully explained their position to one another but this did not result in mutual acceptance of views;
(F)	the Employer has subsequently decided to convene a shareholders meeting requesting the termination of the employment contract between the parties as at 30 June 2006, as annexed to this Agreement (annex I);
(G)	the Employee has decided to oppose to the requested termination referred to under (F) in accordance with the minutes of the shareholders meeting (annex II);

(H)	the parties have consulted one another to arrange the consequences of the termination of the employment contract in the event that the shareholders meeting should decide to terminate the employment contract;
HAVE AGREED AS FOLLOWS:
1.	The Employer and Employee will use their best efforts to ensure that the date of the shareholders decision shall be before 31 May 2006 and that the employment contract shall be terminated as at 30 June 2006.
2.	At the Employer’s first request, the Employee will voluntarily resign from any other office he may hold within the Forrester group.
3.	The Employee shall remain entitled to salary payments, holiday pay and any customary benefits he is currently entitled to under the employment contract until the termination of the employment contract, unless expressly otherwise provided hereunder.
4.	At the end of the employment contract all outstanding claims of the employer and the Employee will be settled. Within one month of termination of the employment contract the Employer shall give the Employee a final salary statement and complete the financial arrangements.
5.	The Employee’s holiday leave entitlement accrued but not taken shall be paid in cash at the end of the employment.
6.	Assuming that the employment will end on 30 June 2006, the Employer shall pay to the Employee compensation to replace lost income for several years of EUR 227,802.70 gross, to be paid in a manner indicated by the Employee unless such is contrary to any statutory provision and unless such is financially disadvantageous to the Employer. Payment of this compensation shall be effected within one month after termination of the employment contract.
7.	If the Employee wishes to receive the full sum or any part thereof by way of a stamrecht (annuity; future right to periodic payments) as referred to in Section 11 (1) (g) of the Wet op de Loonbelasting 1964 (Wages and Salaries Tax Act) by direct payment of the said sum, without withholding the statutory deductions, to an insurance company or a Stamrecht B.V., the Employer shall not object if such should mean that the Employer incurs no additional costs. After receiving the required documentation, the Employer shall transfer the compensation (directly) to the stamrecht insurer. If the insurer is a recognised insurance company, the documentation should include a copy of the insurance policy (or the final offer) which must mention that this insurance is a stamrecht (or annuity) as defined under Section 11(1)(g) of the Wet op de Loonbelasting 1964. If a Stamrecht B.V. acts as insurer, the documentation should include a signed stamrecht contract and an extract from the Commercial Register which shows that the Stamrecht B.V. has been established.
Notwithstanding the term of payment mentioned in article 6, the Employer shall proceed to pay the compensation within one week of the required documentation has been presented to him.
8.	The Employer shall pay all accounting costs of preparation and filing of the Employee’s tax returns for 2006 upon receipt of an invoice to that extent in the name of the Employer.
9.	The Employee shall make all efforts possible to obtain a statutory benefit under the Unemployment Act.
10.	At the end of the employment contract the Employee’s participation in the pension scheme and the related arrangements shall end. The Employer shall settle the pension scheme for the benefit of the Employee in conformity with his obligations, arising either from contract and/or statute.
11.	The non-competition clause agreed between the parties shall remain in full effect.
12.	The duty of confidentiality imposed on the Employee in respect of the Employer’s business operations in the broadest sense shall remain in full effect, unless the Employee has a statutory duty to disclose such information.
13.	At the end of the employment contract the Forrester Stock Option Plan and the Option Certificates the Employee may hold will remain in force. Consequently, pursuant to article 6 of the Option Certificate, the Employer points the Employee’s attention to the following excerpt, which applies to his circumstances:
“Notwithstanding Paragraph 3 above, all or any part of this Option, to the extent unexercised, shall terminate immediately upon the earliest to occur of the following:
(b)	The expiration of three months from the date of termination of the Holder’s employment by the Company or any of its subsidiaries....”
14.	At the end of the employment contract all insurances and/or schemes in which the Employee participates under his employment contract with the Employer shall cease to be effective.

15.	The Employee will return to the Employer, not later than 30 June 2006, all property (including a mobile phone and portable computer) and/or documents made available to him/her in the context of his/her employment, including (copies of) any data related to the business of the Employer such as quotations, customer lists and the like, whether or not recorded on information carriers.
16.	The Employer and the Employee shall observe confidentiality about all things agreed between them in the context of the termination of the contract of employment, unless either party is required to disclose such information under any statutory provision.
17.	After fulfilling the obligations under this Agreement, the Employee shall not have any claims against the Employer (and/or any affiliated company/enterprise) under either the employment contract, its termination or otherwise and the Employer shall have no claims against the Employee on account of the employment, its termination or otherwise and the parties shall grant each other full and final acquittance in that respect.
18.	This Agreement is a “vaststellingsovereenkomst” as defined in Section 7:900 of the Netherlands Civil Code. Therefore, Sections 7:900 through 7:906 of the Netherlands Civil Code are applicable to this Agreement.
19.	If at the time of signature of this agreement the Employee is found to have entered into an employment contract with another employer, or his prospects of doing so are promising, or the Employee is found to have concealed relevant information, the entitlement to compensation as meant in article 6 shall cease to be effective and all further terms and conditions under this agreement shall remain in effect.
Signed and agreed in duplicate on 16th March 2006 in Amsterdam.

/s/	/s/

The Employer	the Employee